UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2010

GREAT AMERICAN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-159644	27-0223495
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21860 Burbank Boulevard, Suite 300 South Woodland Hills, California	91367
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 884-3737

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 4, 2010, Great American Group, Inc. (the “Company”) entered into individual amendments (each, an Amendment and collectively, the “Amendments”) to an aggregate of $52.4 million of the subordinated, unsecured promissory notes with an aggregate principal amount of $55.6 million (the “Notes”) issued to the Contribution Consideration Recipients in the Acquisition (as those terms are defined below), effective April 30, 2010. The Notes were issued to the Contribution Consideration Recipients in connection with that certain Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1 to Agreement and Plan of Reorganization, dated as of May 29, 2009, Amendment No. 2 to Agreement and Plan of Reorganization, dated as of July 8, 2009, and Amendment No. 3 to Agreement and Plan of Reorganization, dated as of July 28, 2009, by and among Alternative Asset Management Acquisition Corp. (“AAMAC”), the Company, AAMAC Merger Sub, Inc., Great American Group, LLC (“Great American”), the members of Great American (the “Great American Members”) and the representative of the Great American Members and the phantom equityholders of Great American (the “Phantom Equityholders” and, together with the Great American Members, the “Contribution Consideration Recipients”), pursuant to which, on July 31, 2009, the Great American Members contributed all of their membership interests of Great American to the Company and concurrently, AAMAC merged with and into Merger Sub (the “Merger” and, together with the Contribution, the “Acquisition”).

Under the terms of the Amendments with the Great American Members (the “Member Amendments”) who hold Notes with an aggregate remaining principal balance of $47.0 million, the Great American Members have agreed to reduce the interest rate on their Notes to 3.75% from 12% per year. The interest rate reduction is effective retroactive to February 1, 2010. The Member Amendments also agreed to extend the maturity date of the Notes to July 31, 2018, subject to annual prepayments based upon the Company’s cash flow subject to certain limitations, as provided in the Member Amendments, including, without limitation, the Company’s maintenance of a minimum adjusted cash balance of $20 million. Each prepayment, if any, is due within 30 days of the filing of the Company’s Annual Report on Form 10-K, beginning with the Form 10-K for the fiscal year ending December 31, 2010. Prior to the Member Amendments, these Notes had a five-year maturity, with one-fifth of the principal amount of each Note payable on each anniversary of the date of issuance of the Note through the fifth anniversary of the Note. The preceding summary of the material provisions of the Member Amendments is qualified in its entirety by reference to the complete text of the Member Amendments, a form of which is filed as Exhibit 10.1 to this current report on Form 8-K.

Additionally, pursuant to the terms of their respective Amendments (the “Phantom Equityholder Amendments”), certain of the Phantom Equityholders holding an aggregate principal balance of $5.4 million of the Notes have agreed to reduce the interest rate on these Notes to 3.75% from 12% per year. The interest rate reduction is effective retroactive to February 1, 2010. The amended Notes will continue to have a five-year maturity, with one-fifth of the principal amount of each Note payable on each anniversary of the date of issuance of the Note through the fifth anniversary of the Note, or July 31, 2014. The remaining $3.2 million of Notes issued to the Phantom Equityolders not amending their Notes will continue to be subject to the original terms of the Notes. The preceding summary of the material provisions of the Phantom Equityholder Amendments is qualified in its entirety by reference to the complete text of the Phantom Equityholder Amendments, a form of which is filed as Exhibit 10.2 to this current report on Form 8-K.

The Great American Members are Andrew Gumaer, the Company’s Chief Executive Officer, and Harvey Yellen, the Company’s President and Vice Chairman. Both Mr. Gumaer and Mr. Yellen are members of the Company’s Board of Directors. Neither Mr. Gumaer nor Mr. Yellen voted on the Board of Director’s proposal to approve the Amendments to their respective Notes. The Phantom Equityholders entering into the Phantom Equityholder Amendments include executive officers Paul Erickson, Chief Financial Officer, Lester Friedman, Managing Director of Great American Group Advisory and Valuation Services, and Mark Weitz, President, Wholesale and Industrial Services, and one non-executive officer employee of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Amendment No. 1 to Subordinated Unsecured Promissory Note, dated as of April 30, 2010, by and between the Company and each of the Great American Members

10.2	Form of Amendment No. 1 to Subordinated Unsecured Promissory Note, dated as of April 30, 2010, by and between the Company and certain of the Phantom Equityholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 6, 2010	GREAT AMERICAN GROUP, INC.

	By:	/s/ Paul S. Erickson
	Name:	Paul S. Erickson
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Form of Amendment No. 1 to Subordinated Unsecured Promissory Note, dated as of April 30, 2010, by and between the Company and each of the Great American Members

10.2	Form of Amendment No. 1 to Subordinated Unsecured Promissory Note, dated as of April 30, 2010, by and between the Company and certain of the Phantom Equityholders